Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178443

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted or to any person or entity to whom it is unlawful to make an offer or sale.

Subject to Completion, dated October 28, 2013

Preliminary Prospectus Supplement

(To Prospectus dated December 12, 2011)

14,100,000 Shares

Common Stock

We are offering 14,100,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “PCL.” The last reported sale price of our common stock on October 25, 2013 was $49.91 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the option to purchase up to an additional 2,115,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

To assist us in maintaining our qualification as a real estate investment trust, or REIT, for federal income tax purposes, our certificate of incorporation contains certain restrictions on ownership of our common stock. See “Description of Common Stock—Restrictions on Ownership and Transfer of Common and Preferred Stock.”

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-11 and the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about important factors you should consider before making a decision to invest in the common stock sold in this offering.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to purchasers on or about November     , 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Co-Managers

Mitsubishi UFJ Securities	Piper Jaffray	RBS

Rabo Securities	The Williams Capital Group, L.P.

The date of this Prospectus Supplement is October     , 2013

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we file with the Securities and Exchange Commission, or the SEC, in connection with this offering. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, the Plum Creek Operating Partnership may offer debt securities and Plum Creek may offer preferred stock, common stock, depositary shares, warrants and guarantees. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we are providing you with specific information about the common stock that the Plum Creek is selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the common stock sold in this offering. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the common stock in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information” in this prospectus supplement, before making a decision to invest in the common stock sold in this offering. In particular, you should review the information under the heading “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below), and any amendments thereto, as implemented in member states of the European Economic Area. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the common stock will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the common stock. Accordingly, any person making or intending to make any offer within the European Economic Area of common stock which are the subject of this offering should only do so in circumstances in which no obligation arises for Plum Creek or any underwriter to produce a prospectus for such offers. Neither Plum Creek nor any underwriter have authorized, nor do they authorize, the making of any offer of the common stock through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the common stock contemplated in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus supplement and the accompanying prospectus, references to “we,” “us,” “our,” and similar references are to Plum Creek Timber Company, Inc., all of its subsidiaries (including Plum Creek Timberlands, L.P.), and its predecessor, Plum Creek Timber Company, L.P. References to “Plum Creek” and the “company” are to Plum Creek Timber Company, Inc., and references to the “Plum Creek Operating Partnership” or the “Partnership” are to Plum Creek Timberlands, L.P.

Unless otherwise indicated or unless the context requires otherwise, information in this prospectus supplement assumes that the option we have granted to the underwriters in this offering to purchase additional shares of common stock is not exercised.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy” or “anticipates,” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in “Risk Factors” in this prospectus supplement and in our other filings with the SEC under the Exchange Act, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2012. Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases, as well as changes in economic conditions and competition in our domestic and export markets and other factors described from time to time in our filings with the SEC. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include, but are not limited to:

•	the failure to meet our expectations with respect to our likely future performance;

•	an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply of timber products;

•	an unanticipated reduction in demand for higher and better use timberlands or non-strategic timberlands;

•	our failure to make strategic acquisitions or to integrate any such acquisitions effectively or, conversely, our failure to make strategic divestitures; and

•	our failure to qualify as a real estate investment trust, or REIT.

It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, our current expectations will not be realized. Forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the common stock sold in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully before making an investment decision.

Plum Creek

We are one of the largest private landowners in the nation and the most geographically diverse. As of June 30, 2013, we owned and managed approximately 6.3 million acres of timberlands in the Northwest, Southern, and Northeast United States, and owned 7 wood product conversion facilities in the Northwest United States. Our objective is to maximize the long-term value of these assets. We analyze each timberland acre comprehensively to understand its highest-valued use. We realize these values in many different ways, including harvesting the trees, selling the timberland or converting our trees to lumber, plywood and other wood products.

Our timberlands are well diversified, not only geographically, but also by species mix and age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timberlands in two business segments: the Northern Resources Segment, consisting of timberlands in Maine, Michigan, Montana, New Hampshire, Oregon, Vermont, Washington, West Virginia and Wisconsin; and the Southern Resources Segment, consisting of timberlands in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, Oklahoma, South Carolina and Texas. In addition, our Other Segment includes our natural resource businesses that focus on opportunities for oil and natural gas production, rock and mineral extraction, wind power and communication and transportation rights of way. Our Real Estate Segment comprises our sales of higher and better use timberlands (some of which are sold through our wholly-owned taxable REIT subsidiaries), and sales of non-strategic timberlands, including sales of large blocks of timberlands. Our Real Estate Segment includes development of certain properties, internally and through joint venture arrangements.

Our Manufactured Products Segment, also conducted through our wholly-owned taxable REIT subsidiaries, includes two lumber mills, two plywood mills, two medium density fiberboard, or MDF, production lines and one lumber remanufacturing facility in Idaho. Our Montana facilities, strategically located near our timberlands, convert logs to lumber, plywood and other wood products, and convert chips, sawdust and wood shavings to MDF.

We conduct substantially all of our operations through the Plum Creek Operating Partnership and various wholly-owned subsidiaries of the Plum Creek Operating Partnership. Plum Creek’s wholly owned subsidiary is the sole general partner of the Plum Creek Operating Partnership.

Our principal executive offices are located at 601 Union Street, Suite 3100, Seattle, Washington 98101, and our telephone number is (206) 467-3600.

Recent Developments

Proposed Asset Acquisition

On October 28, 2013, we entered into a definitive purchase agreement with MeadWestvaco Corporation (“MeadWestvaco”), pursuant to which we have agreed to purchase approximately 501,000 acres of industrial timberlands in Alabama, Georgia, South Carolina, Virginia, and West Virginia for approximately $869 million and subsurface and mineral rights and wind power assets associated with the timberlands for $65 million, and to invest $152 million in joint ventures with interests in a total of 109,000 acres of high-value rural lands and development-quality lands near Charleston, S. C., for aggregate consideration of $1.086 billion (collectively, the “Acquisition”), which amount is subject to adjustment in accordance with the terms of the purchase agreement. Plum Creek has guaranteed certain payment and asset contribution obligations of its subsidiaries in the Acquisition.

The closing of the Acquisition, which is expected to occur in the fourth quarter 2013, is subject to the satisfaction or waiver of customary closing conditions. The purchase agreement contains certain termination rights for the parties, including, among others, the right to terminate the Acquisition if not completed by March 31, 2014.

The purchase agreement also contains customary representations, warranties and covenants, and the parties have agreed to indemnify each other for breaches thereof. Our aggregate liability and MeadWestvaco’s aggregate liability under the purchase agreement with respect to such indemnification obligations are each capped at $93 million. Among the covenants in the purchase agreement is an obligation of the Plum Creek Operating Partnership and its affiliates to use their reasonable best efforts to cooperate as reasonably requested by MeadWestvaco to assist MeadWestvaco or any of its affiliates in connection with any securitization or other financing of the installment note described below, subject to certain limitations.

We expect to finance the Acquisition through the issuance of common equity, represented by the net proceeds from this offering, and debt, represented by an $860 million ten-year installment note (the “Installment Note”) to be made by the Plum Creek Operating Partnership to MeadWestvaco or one of its wholly-owned subsidiaries. We expect to use a portion of the net proceeds from this offering to pay down other debt of the Plum Creek Operating Partnership. The closing of the Acquisition is not subject to any financing condition. The $860 million principal amount of the Installment Note will be due on the tenth anniversary of the closing date of the Acquisition (subject to extension under certain circumstances as described below). The Installment Note will initially bear interest at a fixed rate per annum to be agreed by MeadWestvaco and the Plum Creek Operating Partnership on or before the closing of the Acquisition (the “Parties Agreed Rate”). If for any reason the parties are unable to agree on a rate, the interest rate will be determined on or before closing by two investment banks based on the all-in yield (consisting of the 10 year United States Treasury rate plus a new issue credit spread) that the Plum Creek Operating Partnership would be required to pay in a hypothetical $860 million new issue debt offering of ten-year public unsecured bonds issued at par to large U.S. institutional investors (after giving effect on a pro forma basis to the Acquisition and capital structure of the Plum Creek Operating Partnership on the closing date of the Acquisition) (the “Banker Agreed Rate”).

Subject to the consent of the Plum Creek Operating Partnership, the original maturity date of the Installment Note may be extended to a date requested by the holder of the Installment Note or shorter term at Plum Creek’s option with respect to the entire principal amount of the Installment Note, or a portion thereof not less than $200 million. The Plum Creek Operating Partnership will be required to consent to any such extension request if at the time of request it intends to refinance all, or a portion not less than $200 million, of the Installment Note for a term of five years or more. In that case, the interest rate on the Installment Note will be reset to a rate equal to the all-in yield the Plum Creek Operating Partnership would expect to incur in connection with a refinancing of all or a portion of the Installment Note with indebtedness with a maturity date equal to the extended maturity date, and the other terms of the Installment Note would be amended to be substantially consistent with the terms that would reasonably be expected to have applied in a refinancing.

The Installment Note will generally not be pre-payable except in certain limited circumstances. If there were a prepayment, the Plum Creek Operating Partnership would be required to pay the holder of the Installment Note the principal amount, plus accrued interest, plus a breakage amount equal to the amount of breakage costs or premium the holder of the Installment Note is required to pay in connection with a concurrent prepayment of any indebtedness of the holder that is secured by a pledge of the Installment Note.

The Installment Note will contain representations, covenants and events of defaults substantially similar to the representations, covenants and events of default in our revolving line of credit and term credit agreement. In the event that the Installment Note is not securitized or financed within 135 days following its issuance or is securitized in the bond markets prior to that date, the Plum Creek Operating Partnership and MeadWestvaco will amend the covenants and events of default to be consistent in all material respects to the covenants, events of default and other applicable provisions (excluding rate, maturity and prepayment terms) contained in our most recent publicly issued bonds and the related indenture. If the applicable interest rate on the Installment Note equals the Parties Agreed Rate at the closing of the Acquisition and the holder of the Installment Note either (1) does not securitize or finance the Installment Note within 135 days of issuance or (2) securitizes the Installment Note within 135 days of issuance in the bond markets, then the applicable interest rate on the Installment Note will be modified to equal the Banker Agreed Rate.

Third Quarter Financial Results

We recently announced third quarter earnings of $72 million, or $0.44 per diluted share, on revenues of $366 million. Third quarter earnings include a $4 million, or $0.02 per diluted share, non-cash expense related to fire losses experienced in Montana and Oregon during the quarter. Earnings for the third quarter of 2012 were $59 million, or $0.36 per diluted share, on revenues of $354 million.

Earnings for the first nine months of 2013 were $174 million, or $1.06 per diluted share, on revenues of $1.0 billion. Earnings for the first nine months of 2012 were $124 million, or $0.76 per diluted share, on revenues of $985 million.

Adjusted EBITDA, a non-GAAP measure of operating performance, for the third quarter of 2013 was $152 million, compared to $146 million for the same period of 2012. We ended the quarter with $439 million in cash and cash equivalents. A reconciliation of adjusted EBITDA to net income and cash flow from operations is provided below under “—Discussion of Adjusted EBITDA”.

The Northern Resources segment reported $5 million of operating income during the third quarter that includes the impact of the $4 million non-cash fire loss. Approximately 12,000 acres of company lands in Montana and Oregon were damaged by wildfires during the quarter. Segment operating income for the same period of 2012 was $5 million. Strengthening demand for sawlogs has led to higher prices over the past year. Average sawlog prices increased more than 14 percent as domestic sawmills competed with strong export demand on the West Coast. Average pulpwood prices in the Northern Resources segment were up modestly, $1 per ton. As planned, the harvest volume of one million tons was approximately 9 percent lower than the same period of 2012.

Operating income in the Southern Resources segment was $27 million, a $4 million increase over the $23 million reported during the third quarter of 2012, despite higher pulpwood harvest volumes in 2012. The segment’s sawlog harvest was unchanged from the third quarter of 2012. Both sawlog and pulpwood prices have improved over the past year. Southern sawlog prices have improved approximately eight percent on growing log demand in the region. Good demand from pulp and paper mills and stronger demand from Oriented Strand Board, or OSB, producers throughout the region have resulted in 12 percent growth in pulpwood prices over the past year. In general, log price improvement has been stronger in the eastern regions of the South such as Georgia, Florida and the Carolinas than the western regions such as Arkansas and Louisiana.

The Real Estate segment reported third quarter operating income of $63 million. Third quarter 2012 Real Estate segment operating income was $54 million. The 2013 results included the sale of approximately 15,000 acres of Oregon timberland for approximately $53 million. The 2012 sales included the sale of approximately 100,000 acres of Wisconsin timberland for approximately $67 million. Smaller rural land sales across our holdings accounted for the remaining $43 million of the third quarter 2013 revenue.

The Manufacturing segment reported $11 million of operating income for the third quarter, compared to the $9 million of operating income reported for the third quarter of 2012. Operating income growth was driven by strong pricing for our panel products and higher lumber sales volumes. MDF prices have increased approximately seven percent over the past twelve months while plywood prices have increased approximately six percent. Sales volumes for plywood and MDF were largely unchanged from the same period of 2012 as both facilities continued to run near capacity. Lumber sales volumes increased 47 percent compared to the third quarter of 2012 due to the April 2013 re-start of our Evergreen sawmill. Average lumber prices declined approximately five percent. This was due solely to the introduction of lower–valued stud lumber produced by the re-opened sawmill.

Discussion of Adjusted EBITDA

We define Adjusted EBITDA as earnings from continuing operations, excluding equity method earnings, and before interest, taxes, depreciation, depletion, amortization, and basis in lands sold. Adjusted EBITDA is not considered a measure of financial performance under United States generally accepted accounting principles, or GAAP, and the items excluded from Adjusted EBITDA are significant components of our consolidated financial statements. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period, and each business segment’s contribution to that performance, by eliminating non-cash charges to earnings, which can vary significantly by business segment. These non-cash charges include timber depletion, depreciation of fixed assets and the basis in lands sold. We also use Adjusted EBITDA as a supplemental liquidity measure because we believe it is useful in measuring our ability to generate cash.

The following tables provide a reconciliation of Adjusted EBITDA to net income and net cash from operations, the most directly comparable GAAP performance and liquidity measures, for the quarters ended September 30, 2013 and 2012, respectively (in millions):

	Quarter Ended September 30, 2013
	Operating Income	Depreciation, Depletion and Amortization	Basis of Real Estate Sold	Adjusted EBITDA
By Segment
Northern Resources	$5	$11	$—	$16
Southern Resources	27	17	—	44
Real Estate	63	1	27	91
Manufacturing	11	4	—	15
Other	5	1	—	6
Other Costs and Eliminations	(16)	—	—	(16)
Other Unallocated Operating Income (Expense), net	(4)	—	—	(4)

Total	$91	$34	$27	$152

Reconciliation to Net Income(1)
Equity Earnings from Timberland Venture	16
Interest Expense	(34)
(Provision) Benefit for Income Taxes	(1)

Net Income	$72

Reconciliation to Net Cash Provided By Operating Activities
Net Cash Flows from Operations				$180
Interest Expense				34
Amortization of Debt Costs				(1)
Provision / (Benefit) for Income Taxes				1
Distributions from Timberland Venture				(29)
Deferred Income Taxes				—
Gain on Sale of Properties and Other Assets				—
Deferred Revenue from Long-Term Gas Leases				2
Timber Deed Acquired				—
Pension Plan Contributions				—
Working Capital Changes				(28)
Other				(7)

Adjusted EBITDA				$152

(1)	Includes reconciling items not allocated to segments for financial reporting purposes.

	Quarter Ended September 30, 2012
	Operating Income	Depreciation, Depletion and Amortization	Basis of Real Estate Sold	Adjusted EBITDA
By Segment
Northern Resources	$5	$7	$—	$12
Southern Resources	23	19	—	42
Real Estate	54	—	36	90
Manufacturing	9	4	—	13
Other	5	—	—	5
Other Costs and Eliminations	(17)	1	—	(16)
Other Unallocated Operating Income (Expense), net	—	—	—	—

Total	$79	$31	$36	$146

Reconciliation to Net Income(1)
Equity Earnings from Timberland Venture	14
Interest Expense	(35)
(Provision) Benefit for Income Taxes	1

Net Income	$59

Reconciliation to Net Cash Provided By Operating Activities
Net Cash Flows from Operations				$148
Interest Expense				35
Amortization of Debt Costs				—
Provision / (Benefit) for Income Taxes				(1)
Distributions from Timberland Venture				(28)
Deferred Income Taxes				—
Gain on Sale of Properties and Other Assets				—
Deferred Revenue from Long-Term Gas Leases				1
Timber Deed Acquired				—
Pension Plan Contributions				3
Working Capital Changes				(7)
Other				(5)

Adjusted EBITDA				$146

(1)	Includes reconciling items not allocated to segments for financial reporting purposes.

The Offering

Issuer	Plum Creek Timber Company, Inc.

Common Stock Offered	14,100,000 shares of common stock, par value $0.01 per share (excluding 2,115,000 shares that the underwriters have the option to purchase in this offering).

Approximate Number of Shares of Common Stock to be Outstanding Immediately After this Offering	177,094,260 shares of common stock (excluding 2,115,000 shares that the underwriters have the option to purchase in this offering).

New York Stock Exchange Symbol for the Common Stock	PCL

Underwriters’ Purchase Option	We have granted the underwriters an option to purchase up to an additional 2,115,000 shares of common stock from us, exercisable within 30 days from the date of this prospectus supplement.

Use of Proceeds	We expect that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses payable by us, will be approximately $682 million (or approximately $784 million if the underwriters exercise their option to purchase additional shares in full), in each case assuming a public offering price of $49.91 per share of common stock, which is equal to the last reported sale price of our common stock on October 25, 2013. A $1.00 increase (decrease) in the assumed offering price per share of common stock would increase (decrease) the estimated net proceeds to us from this offering by approximately $14 million (or $16 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to finance a portion of the Acquisition and for general corporate purposes, including the repayment of a portion of our indebtedness and the payment of transaction expenses related to the Acquisition. This offering is not contingent on the completion of the Acquisition. See “Use of Proceeds.”

The number of shares of common stock to be outstanding immediately after this offering that appears above is based on the number of shares of common stock outstanding as of September 30, 2013, and excludes:

•	an aggregate of approximately 1,995,085 shares of common stock issuable pursuant to outstanding employee stock options;

•	outstanding restricted stock units issuable into a maximum of 369,424 shares of common stock; and

•	5,773,540 additional shares of common stock available for grant under our employee benefit plans.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus we file with the SEC in connection with this offering, you should carefully consider the following material risk factors before making a decision to invest in the common stock sold in this offering.

Proposed Asset Acquisition

This offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering for general corporate purposes. Even if the Acquisition is completed, we may fail to realize the anticipated benefits of the Acquisition.

This offering is not contingent upon the completion of the Acquisition. Accordingly, your purchase of common stock in this offering may be an investment in us on a stand-alone basis without the assets to be acquired from MeadWestvaco or anticipated benefits of the Acquisition. We will have broad discretion to use the net proceeds of this offering if the Acquisition does not occur. Uses of proceeds may include general corporate purposes such as strategic investments, the repayment of our outstanding debt and acquisitions and repurchases of our common stock.

There are a number of risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. Any delay in closing or a failure to close could have a negative impact on our business and the trading prices of our securities, including our common stock. Likewise, the Acquisition may be completed on terms that differ, perhaps substantially, from those currently anticipated and investors will not be entitled to require us to repurchase, redeem or repay any of the common stock sold as a result of any such differences.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from owning the assets to be acquired from MeadWestvaco. We may never realize these business opportunities and growth prospects. We may be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain the acquired assets and investments or take write-offs or impairment charges or recognize amortization expenses resulting from the Acquisition and may be subject to unanticipated or unknown liabilities relating to the acquired assets. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities, including retaining current customers. If any of these factors limit our ability to manage the acquired assets, the expectations of future results of operations and cash flow following the Acquisition might not be met.

In addition, it is possible that managing the acquired assets could result in the disruption of our ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of the Acquisition and could harm our financial performance.

In addition, the purchase agreement relating to the Acquisition is not intended to provide any factual information about us or the assets to be acquired from MeadWestvaco. The purchase agreement and related agreements contain representations and warranties that the parties make to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to agreements and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on any of the representations and warranties as statements of factual information.

Business and Operating Risks

The Cyclical Nature of Our Business Could Adversely Affect Our Results of Operations

Our results of operations are affected by the cyclical nature of the economy, the forest products industry and real estate markets. Historical prices for logs, land and manufactured wood products have been volatile, and we have limited direct influence over the time and extent of price changes. The demand for logs and wood products is affected primarily by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses. The demand for logs is also affected by the demand for wood chips in the pulp and paper and engineered wood products markets. These activities are, in turn, subject to fluctuations due to, among other factors:

•	changes in domestic and international economic conditions;

•	interest rates;

•	population growth and changing demographics; and

•	seasonal weather cycles (e.g., dry summers, wet winters).

Decreases in the level of residential construction activity generally reduce demand for logs and wood products. This results in lower revenues, profits and cash flows. In addition, industry-wide increases in the supply of logs and wood products during favorable price environments can also lead to downward pressure on prices. Timber owners generally increase production volumes for logs and wood products during favorable price environments. Such increased production, however, when coupled with even modest declines in demand for these products in general, could lead to oversupply and lower prices.

Our results of operations may also be subject to global economic changes as global supplies of wood fiber and wood products shift in response to changing economic conditions. Changes in global economic conditions that could affect our results of operations include, but are not limited to, new timber supply sources and changes in currency exchange rates, foreign and domestic interest rates and foreign and domestic trade policies. In particular, the limited availability of credit is having a negative financial impact on potential buyers of our logs, manufactured forest products and timberland.

In addition, changes in our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses at attractive prices, or changes that adversely affect our ability to execute on certain real estate development activities conducted through our wholly-owned taxable REIT subsidiaries, could have a significant effect on our results of operations. We do not expect significant, if any, improvement in real estate prices or demand during the remainder of 2013 and recovery to pre-2009 levels may take several years.

The following factors, among others, may adversely affect the timing and amount of our income generated by our timberland sales or our real estate development activities:

•	general economic conditions;

•

availability of funding for governmental agencies, developers, conservation organizations, individuals and others to purchase our timberlands for recreational, conservation, residential or other purposes;

•	local real estate market conditions, such as oversupply of, or reduced demand for, properties sharing the same or similar characteristics as our timberlands;

•	competition from other sellers of land and real estate developers;

•	weather conditions or natural disasters having an adverse effect on our properties;

•	relative illiquidity of real estate investments;

•	changes in interest rates;

•	impact of federal, state and local land use and environmental protection laws;

•	changes in laws, regulations or the regulatory environment affecting tax, real estate and zoning;

•	our ability to obtain all land use entitlements and other permits necessary for our development activities; or

•	real estate markets and their impact on our ability or the ability of our partners to timely pursue our joint venture development strategy.

The Forest Products Industry is Highly Competitive

The forest products industry is highly competitive in terms of price and quality. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. For example, plywood markets are subject to competition from oriented strand board, and U.S. lumber and log markets are subject to competition from other worldwide suppliers.

Historically, Canada has been a significant source of lumber for the U.S. market, particularly in the new home construction market. After years of trade disputes over Canadian lumber imports, the U.S. and Canada executed a definitive agreement establishing a system of tiered taxes and/or volume restrictions relating to Canadian lumber imports to the U.S. The agreement expires in 2015. Notwithstanding the signing of this agreement, there can be no assurance that it will at all times, or at any time, effectively create a fair trade environment. Therefore, downward pressure on domestic timber and lumber prices caused by Canadian imports could continue or increase.

Our Joint Ventures May Pose Unique Risks

We may participate in joint venture transactions from time to time, including but not limited to joint ventures involving the ownership and management of timberlands, and we may enter into other joint venture projects with similar or different structures and terms. Any joint venture involves risks including, but not limited to, the risk that one or more of our joint venture partners takes actions that are contrary to our agreed upon terms, our instructions to them or to our policies or objectives, any one of which could cause adverse consequences for us.

Our Cash Dividends are Not Guaranteed and May Fluctuate

We have elected to be taxed as a REIT under sections 856-860 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Generally, REITs are required to distribute 90% of their taxable income. However, REITs are required to distribute only their ordinary taxable income and not their net capital gains income. Accordingly, we do not believe that we are required to distribute material amounts of cash given that substantially all of our taxable income is treated as capital gains income. To the extent capital gains income is not distributed to shareholders, a REIT would be subject to a 35% federal corporate income tax and applicable state income taxes on the undistributed capital gains income. In addition, the shareholders would be required to report their share of the retained capital gains income on their respective income tax returns, but would receive a refundable tax credit for their share of the tax paid at the corporate level.

Our board of directors, in its sole discretion, determines the amount of the quarterly dividends (including the determination of whether to retain net capital gains income) to be provided to our stockholders based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for our products and general market demand for timberlands, including those timberland properties that have higher and better uses. Consequently, our dividend levels may fluctuate.

We May Be Unsuccessful in Carrying Out Our Acquisition Strategy

We intend to pursue acquisitions of strategic timberland properties when market conditions warrant. As with any investment, our future acquisitions, if any, may not perform in accordance with our expectations. In addition, we anticipate financing such acquisitions through cash from operations, borrowings under our unsecured credit facilities, proceeds from equity or debt offerings (including offerings of limited partnership units by the Plum Creek Operating Partnership) or proceeds from asset dispositions, or any combination thereof. Our inability to finance future acquisitions on favorable terms or the failure of any acquisitions to conform to our expectations, could adversely affect our results of operations.

We Depend on External Sources of Capital for Future Growth

Our ability to finance growth is dependent to a significant degree on external sources of capital. Our ability to access such capital on favorable terms could be hampered by a number of factors, many of which are outside of our control, including, without limitation, a decline in general market conditions, decreased market liquidity, a downgrade to our public debt rating, increases in interest rates, an unfavorable market perception of our growth potential, a decrease in our current or estimated future earnings or a decrease in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of dividends. Any of these factors, individually or in combination, could prevent us from being able to obtain the capital we require on terms that are acceptable to us, and the failure to obtain necessary capital could materially adversely affect our future growth.

Our Ability to Harvest and Deliver Timber May Be Subject to Limitations Which Could Adversely Affect Our Results of Operations

Our primary assets are our timberlands. Weather conditions, timber growth cycles, access limitations, availability of contract loggers and haulers, and regulations associated with the protection of wildlife and water resources may restrict our ability to harvest our timberlands. Other factors that may restrict our timber harvest include damage to our standing timber by fire or by insect infestation, disease, prolonged drought, flooding, severe weather and other natural disasters. Changes in global climate conditions could intensify one or more of these factors. Although damage from such causes usually is localized and affects only a limited percentage of standing timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage for damage to our timberlands. Our revenues, net income and cash flow from operations are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels. Therefore, if we were to be restricted from harvesting on a significant portion of our timberlands for a prolonged period of time, or if material damage to a significant portion of our standing timber were to occur, then we could suffer an adverse impact to our results of operations.

Activities Conducted on Our Timberlands and in Our Manufacturing Facilities Are Subject to Federal and State Environmental Laws and Regulations

Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change, and new laws and regulations that may affect our business are frequently enacted. These changes may adversely affect our ability to harvest and sell timber, operate our manufacturing facilities, remediate contaminated properties and/or develop real estate. These laws and regulations relate to, among other things, the protection of timberlands, endangered species, timber harvesting practices, recreation and aesthetics and the protection and restoration of natural resources, air and water quality. Over time, the complexity and stringency of these laws and regulations have increased, and the enforcement of these laws and regulations has intensified.

We are subject to regulation under, among other laws, the Clean Air Act, the Clean Water Act (the “CWA”), the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Endangered Species Act, as well as comparable state laws and regulations. Any violation of these and similar environmental laws and related rules and regulations that apply to our operations could result in significant civil penalties and remediation expenses, along with potential injunctions, cease and desist orders and criminal penalties.

We engage directly in the following activities that are subject to regulation:

•	forestry activities, including harvesting, planting, herbicide and other silvicultural activities, and construction, use and maintenance of roads;

•	the generation of air emissions;

•	the discharge of industrial wastewater and storm water; and

•	the generation and disposal of both hazardous and non-hazardous chemicals and materials.

Some environmental laws impose strict liability, rendering a person liable for environmental damage without regard to the person’s negligence or fault. These laws or future legislation or administrative or judicial action with respect to protection of the environment may adversely affect our business or require significant expenditures.

We are occasionally involved in environmental management matters and proceedings related to our manufacturing operations, our manufactured products and our timberland and natural resources holdings. Our manufacturing processes use hazardous substances and generate pollutants. Accordingly, we may be subject to claims for product liability or negligence, including claims for personal injury or property damage alleged to have arisen out of the use of our products or the release of hazardous substances. Moreover, on some of our vast land holdings we may discover environmental contamination. To date, we have not incurred significant costs for any material liabilities relating to such matters.

The Endangered Species Act and comparable state laws protect species threatened with possible extinction. A number of species on our timberlands have been and in the future may be protected under these laws. Protection of threatened and endangered species may include restrictions on timber harvesting, road building and other forest practices on private, federal and state land containing the affected species.

The CWA regulates the direct and indirect discharge of pollutants into the waters of the United States. Under the CWA, it is unlawful to discharge any pollutant from a “point source” into U.S. navigable waters without a permit obtained under the Environmental Protection Agency’s (“EPA”) National Pollutant Discharge Elimination System (“NPDES”) permit program.

In 2010, the U.S. Court of Appeals for the Ninth Circuit ruled that ditches and culverts associated with “forest roads” were “point sources” under the Clean Water Act (“CWA”) and thus required National Pollution Discharge Elimination System (NPDES) permits. The plaintiff alleged that the defendants violated the CWA by not obtaining EPA permits for stormwater runoff from logging roads into systems of ditches, culverts and channels that is then discharged into forest streams and rivers.

This decision overturned a long-standing EPA interpretation of Phase I of its Industrial Stormwater Rule under which EPA exempts certain sources of runoff from CWA permitting. Since 1976, the EPA has exempted from NPDES permitting requirements “point source” silviculture activities such as nursery operations, site preparation, reforestation and subsequent silvicultural treatment, thinning, prescribed burning, pest and fire control, harvesting operations, surface drainage, or road construction and maintenance from which there is “natural runoff”. Under the EPA’s interpretation of Phase I of its Industrial Stormwater Rule, the agency does not require permitting for discharges from ditches, culverts and channels that collect stormwater runoff from logging roads. The EPA, however, stated that stormwater discharges from forest roads should be evaluated under “Phase II” of the Stormwater Rule because it allows for a broad range of flexible approaches that are better suited to address the complexity of forest road ownership, management, and use.

In March 2013, the U.S. Supreme Court reversed the Ninth Circuit court’s decision and upheld the EPA’s interpretation of its Industrial Stormwater Rule. Stormwater runoff from logging roads and related silvicultural activities thus remain exempt under Phase I of the Stormwater Rule from NPDES permitting requirements. Such runoff, however, remains subject to state regulation and voluntary best management practices. Moreover, this matter continues to be litigated in the Ninth Circuit, and it is unclear what, if any, additional regulation of forest roads may be proposed by EPA as an outcome of its evaluation under Phase II of the Stormwater Rule.

In addition to the foregoing activities, we have leased some of our properties to third-party operators for the purpose of exploring, developing and producing oil and gas and rock and mineral extraction in exchange for fees and royalty payments. These activities involve drilling wells and are subject to federal, state and local laws and regulations. Some of these wells involve hydraulic fracturing, which is a process that creates a fracture extending from the well bore in a rock formation to enable gas or oil to move through the rock pores to a production well. Fractures are typically created through the injection of water, chemicals and sand into the rock formation. On some of our properties, these operations may create risk of environmental liabilities for any unlawful discharge of oil, gas or other chemicals into the air, soil or water. Generally, our lease arrangements provide that our third-party operators indemnify us against any such operating liability and that they maintain liability insurance. However, if for any reason our third-party operators do not indemnify us, or if liability insurance were not in effect, then it is possible that we could be responsible for costs associated with environmental liability caused by third-party operators. If that were to occur, such costs could have a material adverse effect on our financial condition and results of operations.

The Impacts of any Climate-Related Legislation or Regulation Remain Uncertain at This Time

There are several international, federal and state-level proposals addressing domestic and global climate issues. Generally, such proposals in the U.S. could impose regulation or taxation on the production of carbon dioxide and other “greenhouse gases” in an attempt to reduce emissions to the atmosphere, and provide tax and other incentives to produce and use more “clean energy.” Any future legislative and regulatory activity in this area could, in some way, affect us, but it is unclear at this time whether any such impact would be positive, negative, or significant.

Changes in Transportation Availability or Costs

Our business depends on the availability of logging contractors and providers of transportation of wood products, and is materially affected by the cost of these service providers. Therefore, an increase in the cost of fuel could negatively impact our financial results by increasing the cost associated with logging activities and transportation services, and could also result in an overall reduction in the availability of these services.

Stock Ownership

Provisions in Our Certificate of Incorporation and Delaware Law May Prevent a Change in Control

Some provisions of our certificate of incorporation may discourage a third party from seeking to gain control of us. For example, the ownership limitations described in our certificate of incorporation could have the effect of delaying, deferring, or limiting a change of control in which holders of our common stock might receive a premium for their shares over the then prevailing market price. The following is a summary of provisions of our certificate of incorporation that may have this effect.

Ownership Limit. In order for us to maintain our qualification as a REIT, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code. For the purpose of preserving our REIT qualification, our certificate of incorporation prohibits ownership, either directly or under the applicable attribution rules of the Internal Revenue Code, of more than 9.8% of the lesser of the total number of shares of our common stock outstanding or the value of the outstanding shares of our common stock by any stockholder (the “Ownership Limit”). The Ownership Limit may have the effect of discouraging an acquisition of control of us without the approval of our board of directors.

The Ownership Limit in our certificate of incorporation also restricts the transfer of our common stock. For example, any transfer of our equity is null and void if the transfer would:

•	result in any person owning, directly or indirectly, equity in excess of the Ownership Limit;

•	result in our equity being owned, directly or indirectly, by fewer than 100 persons;

•	result in us being “closely held” (as defined in the Internal Revenue Code);

•	result in us failing to qualify as a “domestically controlled REIT” (as defined in the Internal Revenue Code); or

•	otherwise cause us to fail to qualify as a REIT.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to issue up to 75 million shares of preferred stock. Upon issuance, our board of directors will establish the preferences and rights for this preferred stock. These preferences and rights may include the right to elect additional directors. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us even if a change in control were in our stockholders’ best interests.

Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in business transactions with a person or entity that owns 15% or more of our voting stock for a period of three years following the time such person or entity became an “interested stockholder” unless, prior to such time, our board of directors approved either the business combination or the transaction which resulted in such person or entity becoming an interested stockholder. A business transaction may include mergers, asset sales and other transactions resulting in financial benefit to the person or entity that owns 15% or more of our voting stock. See “Provisions of Delaware Law Applicable to Preferred Stock and Common Stock.”

Tax Risks

If We Fail to Qualify as a REIT, We Would Be Subject to Tax at Corporate Rates and Would Not Be Able to Deduct Dividends to Stockholders When Computing Our Taxable Income

If in any taxable year we fail to qualify as a REIT, unless we were entitled to relief under the Internal Revenue Code:

•	we would be subject to federal and state income tax on our taxable income at regular corporate rates;

•	we would not be allowed to deduct dividends to stockholders in computing our taxable income; and

•	we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification.

If we fail to qualify as a REIT, we might need to borrow funds or liquidate some investments in order to pay the additional tax liability. Accordingly, funds available for investment or dividends to our stockholders would be reduced.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code to our operations and the determination of various factual matters and circumstances not entirely within our control. There are only limited judicial or administrative interpretations of these provisions. Although we operate in a manner consistent with the REIT qualification rules, we cannot assure you that we are or will remain so qualified.

In addition, federal and state tax laws are constantly under review by persons involved in the legislative process, the Internal Revenue Service, the United States Department of the Treasury, and state taxing authorities. Changes to the tax law could adversely affect our stockholders. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders may be changed.

Certain of Our Business Activities are Potentially Subject to Prohibited Transactions Tax or Corporate-Level Income Tax

Under the Internal Revenue Code, REITs must generally engage in the ownership and management of income producing real estate. For Plum Creek, this generally includes owning and managing a timberland portfolio for the production and sale of standing timber. Accordingly, the manufacture and sale by us of wood products, the harvesting and sale of logs, and the development and/or sale of certain timberlands are conducted through one or more of our wholly-owned taxable REIT subsidiaries (“TRSs”) because such activities could either generate non-qualifying REIT income or could constitute “prohibited transactions.” Prohibited transactions are defined by the Internal Revenue Code generally to be sales or other dispositions of property to customers in the ordinary course of a trade or business. By conducting our business as described above we believe that we satisfy the REIT requirements of the Internal Revenue Code and should not be subject to the 100% tax that could be imposed if a REIT were to engage in a prohibited transaction. We may not always be successful, however, in limiting such activities to our TRSs. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur. The net income of our TRSs is subject to corporate-level income tax.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering, after deducting estimated underwriting discounts and offering expenses payable by us, will be approximately $682 million (or approximately $784 million if the underwriters exercise their option to purchase additional shares in full), in each case based on the assumed public offering price per share of common stock set forth below. We intend to use approximately $226 million of the net proceeds from this offering to finance a portion of the Acquisition and the remainder for general corporate purposes, including the repayment of a portion of our indebtedness and the payment of transaction expenses related to the Acquisition. We also intend to issue the Installment Note to MeadWestvaco or one of its subsidiaries in the amount of $860 million to finance the remainder of the purchase price for the Acquisition. This offering is not contingent on the Acquisition. We will have broad discretion to use the net proceeds of this offering if the completion of the Acquisition does not occur. General corporate purposes may include strategic investments and acquisitions, repayment of our outstanding indebtedness and repurchases of our common stock. See “Risk Factors—Proposed Asset Acquisition—This offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering for general corporate purposes. Even if the Acquisition is completed, we may fail to realize the anticipated benefits of the Acquisition.”

Affiliates of certain of the underwriters are lenders under our revolving line of credit. To the extent net proceeds from this offering are used to repay indebtedness owed to the underwriters or their affiliates, the underwriters or such affiliates will receive a ratable portion based on their amounts outstanding under such indebtedness. See “Underwriting—Conflicts of Interest; Other Relationships.”

The following table summarizes the estimated sources and uses of funds in connection with this offering and the Acquisition. The actual amount of sources and uses of funds as of the date of the respective transactions may differ depending on several factors, including differences from our estimation of costs and expenses. You should read the following together with the information in the section entitled “Summary—Recent Developments—Proposed Asset Acquisition.”

Sources	Amount	Uses	Amount
(Dollars in millions)
This Offering(1)	$682	Acquisition—Cash Portion	$226
Issuance of Installment Note	860	Acquisition—Installment Note Portion	860
		Estimated Acquisition Expenses(2)	4
		Repay Indebtedness(3)	452

Total Sources	$1,542	Total Uses	$1,542

(1)	Reflects the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and assumes that the option we have granted to the underwriters in this offering to purchase additional shares of common stock is not exercised.

(2)	Reflects the estimate of transaction costs and expenses both paid and payable by us in connection with the Acquisition, including professional fees.

(3)	We have a $700 million revolving line of credit that matures in April 2017. The weighted-average interest rate for the borrowings on our revolving line of credit was 1.41% as of June 30, 2013. As of October 25, 2013, we had $129 million of borrowings and $1 million of standby letters of credit outstanding. We also have a $450 million term credit agreement that matures in April 2019. The interest rate on our term credit agreement was 1.69% as of June 30, 2013. After giving effect to expected patronage distributions (distributions of profits from the Farm Credit System banks), the effective net interest rate on our term credit agreement was approximately 1% as of June 30, 2013.

The estimated net proceeds from this offering reflected in the first paragraph of this “Use of Proceeds” section and the foregoing table have been calculated by assuming a public offering price of $49.91 per share of common stock, which is equal to the last reported sale price of our common stock on October 25, 2013. A $1.00 increase (decrease) in the assumed offering price per share of common stock would increase (decrease) the estimated net proceeds to us from this offering by approximately $14 million (or $16 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of June 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the issuance of 14,100,000 shares of common stock in this offering and the use of the net proceeds therefrom as described under “Use of Proceeds” and (ii) the consummation of the Acquisition as described under “Summary—Recent Developments—Proposed Asset Acquisition,” including the issuance of the Installment Note to MeadWestvaco or one of its wholly-owned subsidiaries.

You should read the information in this table in conjunction with “Risk Factors—Proposed Asset Acquisition—This offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering for general corporate purposes. Even if the Acquisition is completed, we may fail to realize the anticipated benefits of the Acquisition.” and the “Management’s Discussions and Analysis of Financial Condition and Results of Operations” sections and our historical consolidated financial statements and related notes for the year ended December 31, 2012 and for the six months ended June 30, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, respectively.

	As of June 30, 2013
	Actual	As Adjusted(1)
(in millions)
Cash and Cash Equivalents	$355	$355

Third-Party Indebtedness(2)	$2,242	$1,790
Installment Note(3)	—	860
Note Payable to Timberland Venture	783	783

Total Long-Term Debt	3,025	3,433

Stockholders’ Equity:
Preferred Stock, $0.01 Par Value, Outstanding—None	—	—
Common Stock, $0.01 Par Value, Outstanding (net of Treasury Stock)—163.0 actual, 177.1 as adjusted	2	2
Additional Paid-In Capital	2,328	3,010
Retained Earnings (Accumulated Deficit)	(135)	(135)
Treasury Stock, at Cost, Common Shares—27.0 actual and as adjusted	(940)	(940)
Accumulated Other Comprehensive Income (Loss)	(27)	(27)

Total Stockholders’ Equity	1,228	1,910

Total Capitalization	$4,253	$5,343

(1)	This assumes the Acquisition is completed on currently anticipated terms. If the Acquisition is not completed, cash and cash equivalents would increase by $226 million and we would not issue the Installment Note. See “Risk Factors—Proposed Asset Acquisition—This offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering for general corporate purposes. Even if the Acquisition is completed, we may fail to realize the anticipated benefits of the Acquisition.”

(2)

We have a $700 million revolving line of credit that matures in April 2017. The weighted-average interest rate for the borrowings on our revolving line of credit was 1.41% as of June 30, 2013. As of June 30, 2013, we had $353 million of borrowings and $1 million of standby letters of credit outstanding; $346 million remained available for borrowing under our revolving line of credit. As of July 1, 2013, all of the borrowings under our revolving line of credit were repaid. We also have a $450 million term credit agreement that matures in April 2019. The interest rate on our term credit agreement was 1.69% as of June 30, 2013. After giving effect to expected patronage distributions (distributions of profits from the Farm Credit System banks), the effective net interest rate on our term credit agreement was approximately 1% as of June 30, 2013. We also have outstanding Senior Notes with various maturities and fixed interest rates. As of June 30, 2013 we had $86 million aggregate principal amount of Senior Notes outstanding that are privately placed borrowings with various lenders (the “Private Debt”). Substantially all of the Private Debt matures in 2013, except for approximately $10 million that matures serially in 2014 through 2016. As of June 30, 2013, we had publicly issued and outstanding approximately $1.4 billion aggregate principal amount of Senior Notes (the “Public Debt”). The Public Debt was issued by the Plum Creek Operating Partnership and is fully and unconditionally guaranteed by Plum Creek. This amount includes $458 million of 5.875% Public Debt which matures in 2015, $575 million of 4.70% Public Debt which matures in 2021 and $325 million of 3.25% Public Debt which matures in 2023.

(3)	Reflects the principal amount of the Installment Note to be issued at the closing of the Acquisition. For more information regarding the Installment Note, including with respect to maturity and the calculation of the interest rate, see “Summary—Recent Developments—Proposed Asset Acquisition.”

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the New York Stock Exchange under the symbol “PCL.”

The table below shows, for the calendar quarters indicated, the reported high and low sale prices of our common stock as reported on the New York Stock Exchange based on published financial sources, and the dividends declared on the common stock.

	Plum Creek Common Stock
	High	Low	Cash Dividends Declared
Calendar 2013
Fourth Quarter (through October 25, 2013)	$49.99	$45.35	—
Third Quarter	$50.06	$43.15	—
Second Quarter	$54.62	$44.01	$0.44
First Quarter	$52.28	$44.73	$0.44
Calendar 2012
Fourth Quarter	$44.83	$40.60	$0.42
Third Quarter	$44.99	$39.17	$0.42
Second Quarter	$42.10	$35.43	$0.42
First Quarter	$41.86	$36.34	$0.42
Calendar 2011
Fourth Quarter	$38.60	$33.02	$0.42
Third Quarter	$41.60	$34.00	$0.42
Second Quarter	$44.28	$38.13	$0.42
First Quarter	$43.72	$37.52	$0.42

The last reported sale price of our common stock on October 25, 2013 was $49.91 per share. As of September 30, 2013, there were 13,785 stockholders of record and 162,994,260 shares of common stock issued and outstanding.

Future dividends will be determined by our board of directors, in its sole discretion, based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, debt covenant restrictions that may impose limitations on our ability to make cash payments, borrowing capacity, changes in the prices of and demand for our products, and changes in our ability to sell or exchange timberlands at attractive prices. Other factors that our board of directors considers include the appropriate timing of timber harvests, acquisition and divestiture opportunities, stock repurchases, debt repayment and other means by which the company delivers value to our stockholders.

DESCRIPTION OF COMMON STOCK

General

As of September 30, 2013, Plum Creek’s charter authorizes the issuance of up to 525,634,567 shares of capital stock with a par value of $0.01 per share, of which 300,634,566 shares were classified as common stock. As of September 30, 2013, there were 162,994,260 shares of common stock issued and outstanding. In addition, as of September 30, 2013, 8,138,049 shares of common stock were collectively reserved for issuance under Plum Creek’s employee benefit plans. The common stock is traded on the New York Stock Exchange under the symbol “PCL.” Computershare Investor Services serves as transfer agent and registrar of the common stock.

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Plum Creek’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of Plum Creek’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Restrictions on Ownership and Transfer of Common and Preferred Stock

In order for Plum Creek to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined by the Internal Revenue Code. Also, shares of Plum Creek’s capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter taxable year.

To protect Plum Creek from losing its status as a REIT, its certificate of incorporation, subject to some exceptions, provides that no person, other than the individuals designated in its certificate of incorporation and their affiliates, may beneficially own more than the Ownership Limit of Plum Creek’s shares of capital stock. “Ownership Limit” means the provisions in Plum Creek’s certificate of incorporation that prohibit ownership either directly or under the applicable attribution rules of the Internal Revenue Code of (a) with respect to the common stock, more than 9.8% of the lesser of (1) the total number of shares of common stock outstanding, or (2) the value of the outstanding shares of common stock, or (b) with respect to the preferred stock, more than 9.8% of the lesser of (1) the total number of shares of preferred stock outstanding, or (2) the value of the outstanding shares of preferred stock, by any stockholder unless such ownership limit is specifically waived by the Plum Creek’s board of directors, as more specifically described below.

Any transfer of shares of Plum Creek capital stock is null and void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

•	cause any person to beneficially own shares of Plum Creek’s capital stock in excess of the Ownership Limit not otherwise permitted as provided above;

•	result in the shares of Plum Creek’s capital stock being owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Internal Revenue Code;

•	result in Plum Creek being “closely held” within the meaning of section 856(h) of the Internal Revenue Code;

•	result in Plum Creek failing to qualify as a “domestically controlled REIT” within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

•	otherwise cause Plum Creek to fail to qualify as a REIT.

The restriction on transferability and ownership described above which prohibits any person from beneficially owning shares of Plum Creek’s capital stock in excess of the Ownership Limit will not apply if Plum Creek’s board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to the limit, provided that:

•

Plum Creek’s board of directors obtains representations and undertakings as are reasonably necessary to ascertain that the acquiror’s beneficial ownership or constructive ownership of shares of capital stock will not at that time or in the future result in any of the other situations described above; and

•

the acquiror agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that Plum Creek’s board of directors may impose at the time of waiver with respect to the acquiror will result in the conversion of these shares in excess of the original limit applicable to the acquiror into shares of excess stock.

If any purported transfer of Plum Creek’s capital stock or other event resulting in an increase in any holder’s percentage interest in common stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause Plum Creek to be disqualified as a REIT, then the purported transferee or holder will not acquire or will cease to own, as the case may be, the number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow Plum Creek to remain qualified as a REIT. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Plum Creek. Automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer or event. Upon the occurrence of a conversion of shares of capital stock into an equal number of shares of excess stock, such excess stock shall be automatically retired and canceled, without any action required by Plum Creek’s board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of capital stock from which this excess stock was converted and may be reissued by Plum Creek as that particular class or series of capital stock.

As soon as practical after the transfer of shares of excess stock to the trust, the trustee of the trust, who shall be designated by Plum Creek, will be required to designate one or more persons who could own excess shares without violating the Ownership Limit or causing Plum Creek to be disqualified as a REIT and to sell excess shares to these permitted transferees. Upon the trustee’s designation and sale of the excess stock to the permitted transferee, shares of excess stock will automatically convert into an equal number of shares of capital stock of the same class and series from which the excess stock was converted. Upon the occurrence of a conversion of shares of excess stock into an equal number of shares of capital stock, shares of excess stock shall be automatically retired and canceled, without any action by Plum Creek’s board of directors, and shall be restored to the status of authorized but unissued shares of excess stock and may be reissued by Plum Creek as excess stock. However, if the transfer of excess stock to a purported permitted transferee would or does violate any of the transfer restrictions set forth above, this transfer shall be void as to that number of shares of excess stock that cause the violation of this restriction when shares are converted into shares of capital stock and the purported permitted transferee shall be deemed to be a prohibited owner and shall acquire no rights in these shares of excess stock or Plum Creek’s capital stock. Shares of Plum Creek’s capital stock shall be automatically converted into excess stock and transferred to the trust from which they were originally transferred.

Any prohibited owner shall be entitled, following acquisition of the shares of excess stock and the subsequent designation and sale of excess stock to a permitted transferee, to receive from the trustee sales proceeds received by the trust for the excess shares. The proceeds of a sale are calculated according to a formula in Plum Creek’s certificate of incorporation.

In addition, excess shares held in the trust shall be deemed to have been offered for sale to Plum Creek, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created the excess stock or market value. Plum Creek shall have the right to accept this offer for a period of 90 days.

All certificates representing shares of common stock and preferred stock shall bear a legend referring to the restrictions described above.

Plum Creek is required to keep records that disclose the actual ownership of its outstanding shares of capital stock. Accordingly, in order to comply with these record keeping requirements, any person who beneficially owns more than 3% of the outstanding shares of any class or series of Plum Creek’s capital stock, or the lower percentages as are then required pursuant to regulations under the Internal Revenue Code, is required to provide to Plum Creek, by January 31st of each year, a written statement or affidavit stating the name and address of the beneficial owner, the number of shares beneficially owned by the beneficial owner and a description of how the shares are held. In addition, each record and beneficial owner of Plum Creek’s capital stock shall, upon demand, be required to disclose to Plum Creek in writing the information Plum Creek may request in order to determine its status as a REIT and to ensure compliance with the Ownership Limit. In addition, the individuals designated in Plum Creek’s certificate of incorporation and their affiliates shall promptly notify Plum Creek upon any transfer of its capital stock.

The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price.

PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK

Under Delaware law, an acquirer of 15% or more of Plum Creek’s voting stock must wait three years before engaging in a business combination with Plum Creek unless one of the following exceptions is available:

•	approval by Plum Creek’s board of directors prior to the time the acquiror became a 15% holder of Plum Creek’s voting stock;

•	achieving an ownership level of at least 85% of Plum Creek’s voting stock in the transaction in which the acquiror became a 15% holder of Plum Creek’s voting stock; or

•	approval of the business combination by Plum Creek’s board of directors and at least two-thirds of Plum Creek’s disinterested holders of Plum Creek’s voting stock.

Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to Plum Creek.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of United States federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by holders that acquire our common stock in this offering and hold our common stock as a capital asset (generally, property held for investment). This discussion supplements and, to the extent inconsistent, supercedes the summary of United States federal income tax considerations as contained in the accompanying prospectus set forth under the heading “Certain Federal Income Tax Considerations.” The discussion does not address the tax consequences that may be relevant to individual stockholders in light of their particular circumstances or any special treatment to which they may be subject under certain United States federal income tax laws, such as dealers in securities, traders in securities that elect to mark to market, banks, insurance companies, tax-exempt organizations, except to the extent discussed under the heading “—Taxation of Tax-Exempt U.S. Stockholders,” or non-United States persons, except to the extent discussed under the heading “—Taxation of Non-United States Stockholders.” This summary does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

The information in the discussion below is based on current provisions of the Internal Revenue Code, final, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as otherwise indicated, no advance ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operations of Plum Creek, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organization documents or partnership agreements.

Prospective holders of our common stock are urged to consult their tax advisors regarding the specific United States federal, state, local and foreign income and other tax consequences of the ownership and disposition of our common stock.

Taxation of Taxable U.S. Holders

As used herein, the term “U.S. Holder” means a holder of our common stock who for United States federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a “Domestic Trust.” A Domestic Trust is generally any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

If a partnership, including for this purpose any entity treated as a partnership for United States federal income tax purposes, holds stock issued by Plum Creek, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the acquisition, ownership and disposition of our stock.

Distributions to U.S. Holders

Provided that Plum Creek qualifies as a REIT, distributions made to U.S. Holders, other than tax-exempt entities, that are not designated as capital gain dividends, will generally be subject to tax as ordinary income to the extent of Plum Creek’s current and accumulated earnings and profits as determined for United States federal income tax purposes. Ordinary dividends received by individuals are generally subject to tax at a maximum rate of 39.6% rather than the 20% maximum rate applicable to qualified corporate dividends. If the amounts distributed exceed a stockholder’s allocable share of Plum Creek’s earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder’s adjusted basis in its shares, which will not be subject to tax, and thereafter as gain from the sale or exchange of a capital asset. At the present time, Plum Creek anticipates that substantially all of the distributions made by it will constitute capital gain dividends or a return of capital.

Distributions made to U.S. Holders that Plum Creek properly designates as capital gain dividends will be subject to tax as long-term capital gains (to the extent that they do not exceed Plum Creek’s actual net capital gain for the taxable year) without regard to the period for which a U.S. Holder has held its shares. The maximum long-term United States federal capital gains rate for individuals with respect to capital gains dividends is 20%. If Plum Creek elects to retain capital gains rather than distribute them, a U.S. Holder will be deemed to receive a capital gain dividend equal to its share of such retained capital gains. In such a case, a stockholder will receive a tax credit or refund for its share of the tax paid by Plum Creek on such undistributed capital gains and the basis of the stockholders’ common stock would be increased by the amount of the undistributed capital gains (minus the amount of the tax on capital gains paid by Plum Creek deemed distributed to such stockholders).

Dividends declared by Plum Creek in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Plum Creek and received by the stockholder on December 31 of such year, provided that Plum Creek actually pays the dividend on or before January 31 of the following calendar year. Plum Creek will notify each stockholder after the close of its taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital. Stockholders may not include in their income tax returns any of Plum Creek’s net operating losses or capital losses.

Plum Creek will be treated as having sufficient earnings and profits to treat as a dividend any distribution that Plum Creek makes up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in the accompanying prospectus under the heading “Certain Federal Income Tax Considerations—General” and “Certain Federal Income Tax Considerations—Annual Distribution Requirements.” As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax free returns of capital. In addition, any “deficiency dividend” will be treated as a “dividend” (an ordinary dividend or a capital gain dividend, as the case may be), regardless of Plum Creek’s earnings and profits.

Sale of Plum Creek Common Stock

Upon any sale or other taxable disposition of shares of our common stock, a U.S. Holder will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) the holder’s adjusted basis in such shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Holder as a capital asset and will be eligible for preferential capital gains rates if such shares have been held for more than one year, as discussed above under “—Distributions to U.S. Holders.” In general, any loss recognized by a U.S. Holder upon the sale or other disposition of our common stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Holder which were treated as long-term capital gains.

Medicare 3.8% Tax on Investment Income

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends and other income, including capital gains from the sale or other disposition of our common stock.

Taxation of Tax-Exempt U.S. Stockholders

Based upon a published ruling of the Internal Revenue Service, distributions that Plum Creek makes to a stockholder that is a tax-exempt entity will generally not constitute “unrelated business taxable income”, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

Taxation of Non-United States Stockholders

The rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, “Non-U.S. Holders”) are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Plum Creek qualifies for taxation as a REIT. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of United States federal, state, local and foreign tax laws with regard to the ownership and disposition of our common stock (including reporting requirements) in light of their individual investment circumstances. As discussed below, because of the nature of Plum Creek’s income, investment in our common stock by Non-U.S. Holders may be less favorable than investments in REITs whose principal activity is not timber-related.

Distributions to Non-U.S. Holders

Except as described below with respect to Non-U.S. Holders that hold 5% or less of our common stock, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by Plum Creek of United States real property interests will cause the Non-U.S. Holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Holders would thus generally be subject to tax at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Such gain may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation.

Plum Creek is generally required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Holder’s United States federal income tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate on long-term capital gains of U.S. Holders that are individuals. The income Plum Creek receives under its timber cutting contracts will be characterized for United States federal income tax purposes as gain from the sale or other disposition of real property. Accordingly, the portion of any distribution that Plum Creek makes that is not a return of capital will be subject to such treatment. Plum Creek currently expects that substantially all of its distributions will be capital gain and dividends subject to such treatment. Plum Creek will withhold at a rate of 35% on the entire amount of any such distribution to Non-U.S. Holders.

Notwithstanding the foregoing, a capital gain dividend that would otherwise have been treated as a United States real property interest capital gain, as described above, will generally not be treated as income that is effectively connected with a United States trade or business, and instead will be treated in the same manner as an ordinary dividend payable out of earnings and profits, described further below, if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States such as our common stock, and (2) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received.

The portion of dividends received by Non-U.S. Holders including capital gain dividends received by Non-U.S. Holders (that hold 5% or less of our common stock) which is payable out of Plum Creek’s earnings and profits, and which are not effectively connected with a United States trade or business of the Non-U.S. Holder will be subject to United States withholding tax at the rate of 30% (unless reduced by an applicable treaty).

Distributions in excess of Plum Creek’s current and accumulated earnings and profits to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder’s shares of our common stock, they will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. Because at the time of a distribution Plum Creek will generally not know whether such distribution is in excess of earnings and profits, Plum Creek will generally withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate). Nevertheless, a Non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it subsequently determines that such distribution was, in fact, in excess of Plum Creek’s current or accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Holder’s United States federal income tax liability, if any, with respect to the distribution.

In general, Non-U.S. Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our common stock is (or is treated as) effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, the Non-U.S. Holder will generally be subject to United States federal income tax at graduated rates, in the same manner as U.S. Holders are subject to tax with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

Under the applicable United States Treasury Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will be required to either (1) provide an Internal Revenue Service Form W-8BEN certifying such Non-U.S. Holder’s entitlement to benefits under a treaty together with, in certain circumstances, additional information, or (2) satisfy certain other applicable treaty certification requirements. The Treasury Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those persons or entities holding an interest in such entity. Non-U.S. Holders who hold our common stock through United States passthrough entities should consult their tax advisors.

Sale of Plum Creek Common Stock

Gain recognized by a Non-U.S. Holder upon the sale or exchange of our common stock will generally not be subject to United States taxation unless such shares constitute a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as Plum Creek is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Holders. Plum Creek believes that it is currently a “domestically controlled REIT”; however, no assurance can be given that Plum Creek will continue to be a “domestically controlled REIT.” If Plum Creek ceases to be a “domestically-controlled REIT,” gain arising from the disposition of shares of our common stock will not be subject to tax, provided that such shares are publicly traded on an established securities market (as determined under applicable Treasury Regulations) and the stockholder holds 5% or less of such class of Plum Creek stock during the five-year period ending on the date of disposition.

Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of common stock not otherwise subject to FIRPTA if (i) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

Other Tax Considerations

Foreign Account Tax Compliance Act

Legislation enacted in 2010 and regulations and other guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, withholding at a rate of 30% on gross proceeds from the sale of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, or accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. U.S. Holders intending to hold our stock through foreign financial institutions and Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment.

Backup Withholding Tax and Information Reporting

Plum Creek must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

Backup withholding tax, which is generally imposed on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, will generally not apply to dividends, including any capital gain dividends, that Plum Creek pays on its stock to a Non-U.S. Holder to an address outside the United States. The payment of the proceeds from the disposition of Plum Creek common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Plum Creek common stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to backup withholding and information reporting.

The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder’s United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Internal Revenue Service.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Mitsubishi UFJ Securities (USA), Inc.
Piper Jaffray & Co.
RBS Securities Inc.
Rabo Securities USA, Inc.
The Williams Capital Group, L.P.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,115,000 shares from the company to cover over-allotments, if any. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,115,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and executive officers and directors of the company have agreed with the underwriters during the period from the date of this prospectus supplement continuing through the date 90 days thereafter, that the company, he or she will not:

•

offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge or disposition;

•	enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or such other securities;

•

in the case of our executive officers and directors, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock;

•

in the case of the Company, file any registration statement relating to, any securities of the company that are substantially similar to our common stock, including any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. These restrictions do not apply to:

•	as to the Company, the issuance of shares pursuant to, or filing of registration statement on Form S-8 with respect to, existing equity based compensation plans of the Company;

•

as to our executive officers and directors, bona fide gifts, transfers by will or by intestacy or transfers to any trust that do not involve a disposition for value and are for the direct or indirect benefit of any of our officers or directors or their immediate family, provided in each case that all transferees agree to the restrictions listed above;

•	shares acquired by our executive officers and directors in open market transactions after completion of this offering;

•

sales by certain of our executive officers and directors pursuant to any trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Trading Plan”) in existence on the date hereof, subject to certain limits;

•	sales by certain of our executive officers and directors in connection with any full or partial cash or cashless exercise of certain stock options and open market sales of shares acquired thereby;

•	establishment of a new Rule 10b5-1 Trading Plan by our executive officers and directors; or

•	transfers or other transactions made with the prior consent of each of Goldman, Sachs & Co. and J.P. Morgan Securities LLC.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Notice to Investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

a)	to legal entities that are qualified investors as defined in the Prospectus Directive,

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons who (1) have professional experience in matters relating to investments and fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (2) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order or (3) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000) in connection with the issue and sale of the shares may otherwise lawfully be communicated (all such persons being referred to as a “Relevant Person”). Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and the accompanying prospectus must not be acted or relied on by persons who are not Relevant Persons.

Notice to Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest; Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, including as a participant in our credit facilities, for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders under our revolving line of credit. To the extent net proceeds from this offering are used to repay indebtedness owed to the underwriters or their affiliates, the underwriters or such affiliates will receive a ratable portion based on their amounts outstanding under such indebtedness.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Plum Creek or the Plum Creek Operating Partnership. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC prior to the completion of the offering of the common stock will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed):

•

Our Annual Report on Form 10-K for the year ended December 31, 2012 (including information incorporated by reference into such Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on March 28, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•	Our Current Reports on Form 8-K filed on February 7, 2013 and May 9, 2013.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101

Attention: Director of Investor Relations

Telephone No.: 1-800-858-5347

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain federal tax matters will be passed upon for Plum Creek by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. appearing in Plum Creek Timber Company Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Plum Creek Timber Company, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

PLUM CREEK TIMBER COMPANY, INC.

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantees

PLUM CREEK TIMBERLANDS, L.P.

Debt Securities

By this prospectus, we may offer preferred stock, common stock, depositary shares, warrants and guarantees of Plum Creek Timber Company, Inc. and debt securities of Plum Creek Timberlands, L.P. We will provide the specific terms of these securities in supplements to this prospectus. The common stock of Plum Creek Timber Company, Inc. is listed on the New York Stock Exchange under the symbol “PCL.”

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 12, 2011

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus and in any accompanying prospectus supplement, references to “we,” “our,” and similar references are to Plum Creek Timber Company, Inc., all of its subsidiaries (including Plum Creek Timberlands, L.P.), and its predecessor, Plum Creek Timber Company, L.P. References to “Plum Creek” are to Plum Creek Timber Company, Inc., and references to the “Plum Creek Operating Partnership” are to Plum Creek Timberlands, L.P.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission” or “SEC”, using a “shelf” registration process. Under this shelf process, Plum Creek may sell any combination of preferred stock, common stock, depositary shares, warrants and guarantees described in this prospectus in one or more offerings, and the Plum Creek Operating Partnership may sell debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in “Risk Factors” in the applicable prospectus supplement and in our other SEC filings. Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases, as well as changes in economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include, but are not limited to:

•	the failure to meet our expectations with respect to our likely future performance;

•	an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply of timber products;

•	an unanticipated reduction in demand for higher and better use timberlands or non-strategic timberlands;

•	our failure to make strategic acquisitions or to integrate any such acquisitions effectively or, conversely, our failure to make strategic divestitures; and

•	our failure to qualify as a real estate investment trust, or REIT.

Accordingly, actual results may not conform to the forward-looking statements contained in this prospectus. Forward-looking statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise any forward-looking statements.

PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP

We are the largest private timberland owner in the United States. Our timberlands are well diversified, not only geographically, but also by species mix and age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timberlands in two business segments: the Northern Resources Segment and the Southern Resources Segment. In addition, our Other Segment includes our natural resource businesses that focus on opportunities relating to mineral extraction, natural gas production and communication and transportation rights of way resulting from our extensive property ownership, some of which activities are conducted through our taxable REIT subsidiaries. Our Real Estate Segment comprises our sales of higher and better use timberlands and sales of non-strategic timberlands, some of which are sold through our taxable REIT subsidiaries. Our Manufactured Products Segment, conducted through our taxable REIT subsidiaries, includes lumber mills, plywood plants, medium density fiberboard facilities, and lumber remanufacturing facilities. These facilities, strategically located near our timberlands in Montana, convert logs to lumber, plywood and other wood products, and convert chips, sawdust and wood shavings to medium density fiberboard.

We conduct substantially all of our operations through the Plum Creek Operating Partnership. Plum Creek’s wholly owned subsidiary is the sole general partner of the Plum Creek Operating Partnership.

Our principal executive offices are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096, and our telephone number is (206) 467-3600.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, the repayment or refinancing of outstanding indebtedness, and the financing of future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects ratios of earnings to fixed charges for each of the five years in the period ended December 31, 2010 and for the nine months ended September 30, 2011 for each of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P.

Plum Creek Timber Company, Inc.

	Nine Months Ended September 30, 2011	For the Year Ended December 31
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1)
Actual	2.3	2.4	2.3	2.2	2.8	3.3

Plum Creek Timberlands, L.P.

	Nine Months Ended September 30, 2011	For the Year Ended December 31
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1)
Actual	3.9	4.0	3.7	2.4	2.8	3.3

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income plus fixed charges; and “fixed charges” consists of interest expense (including amortization of loan costs), amortization of premiums and discounts related to indebtedness and the interest component of rent expense.

DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of the Plum Creek Operating Partnership’s debt securities. All capitalized terms have the meanings specified in the indenture.

The Plum Creek Operating Partnership may issue, from time to time, debt securities, in one or more series, that will consist of either its senior debt (“Senior Debt Securities”), its senior subordinated debt (“Senior Subordinated Debt Securities”), its subordinated debt (“Subordinated Debt Securities”) or its junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities that are offered will be issued under an indenture among the Plum Creek Operating Partnership, as issuer, Plum Creek, as guarantor, and U.S. Bank National Association, as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that the Plum Creek Operating Partnership may issue. It provides that the Plum Creek Operating Partnership may issue debt securities up to the principal amount that the Plum Creek Operating Partnership may authorize and may be in any currency or currency unit designated by the Plum Creek Operating Partnership. Except for the limitations contained in the indenture relating to consolidation, merger and sale of all or substantially all of the Plum Creek Operating Partnership’s assets, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to the Plum Creek Operating Partnership’s operations, financial condition or transactions involving it.

Plum Creek Operating Partnership may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of their issue price, the nature of the interest payments and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that the Plum Creek Operating Partnership issues will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	any limit on the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal is payable;

•

the place or places where, and the manner in which, principal, premium and or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the Plum Creek Operating Partnership’s rights or obligations to redeem or purchase the debt securities;

•	exchange provisions, if any, including exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of the maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•

if applicable, covenants affording holders of debt protection with respect to the Plum Creek Operating Partnership’s operations, financial condition or transactions involving the Plum Creek Operating Partnership, and;

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities, and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by the Plum Creek Operating Partnership will be structurally subordinated to all indebtedness and other liabilities of its subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of the Plum Creek Operating Partnership’s other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s unsubordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s senior and senior subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership’s senior, senior subordinated and subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Guarantees

Unless specified otherwise in the applicable prospectus supplement, the indenture provides that the Plum Creek Operating Partnership’s obligations under the debt securities will be guaranteed by Plum Creek. The obligations of Plum Creek under any guarantee will be limited to the maximum amount permitted under applicable federal or state law.

Exchange Rights

Debt securities may be exchangeable for shares of Plum Creek’s equity securities. The terms and conditions of exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the exchange price;

•	the exchange period;

•	provisions regarding the ability of the Plum Creek Operating Partnership or the holder to exchange the debt securities;

•	events requiring adjustment to the exchange price; and

•	provisions affecting exchange in the event of the Plum Creek Operating Partnership’s redemption of the debt securities.

Consolidation, Merger or Sale

The Plum Creek Operating Partnership cannot consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless (a) the Plum Creek Operating Partnership will be the continuing legal entity, or (b) the successor legal entity or person to which the Plum Creek Operating Partnership’s assets are transferred or leased is a legal entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes the Plum Creek Operating Partnership’s obligations on the debt securities and under the indenture. In addition, the Plum Creek Operating Partnership cannot effect such a transaction unless immediately after giving effect to such transaction no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom the Plum Creek Operating Partnership’s assets are transferred or leased has assumed the Plum Creek Operating Partnership’s obligations under the debt securities and the indenture, the Plum Creek Operating Partnership shall be discharged from all its obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of the Plum Creek Operating Partnership or a highly leveraged transaction unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of the Plum Creek Operating Partnership’s assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by the Plum Creek Operating Partnership in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership; or

•

any other Event of Default provided in the applicable resolution of the Plum Creek Operating Partnership’s board of directors, officers’ certificate or the supplemental indenture under which it issues series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against the Plum Creek Operating Partnership. Except as provided below, no holder of debt securities of any series may institute any action against the Plum Creek Operating Partnership under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default,

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action,

•	the trustee has not instituted the action within 60 days of the request, and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The Plum Creek Operating Partnership will be required to file annually with the trustee a certificate, signed by an officer of the Plum Creek Operating Partnership, stating whether or not the officer knows of any default by the Plum Creek Operating Partnership in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

The Plum Creek Operating Partnership may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that it will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, the Plum Creek Operating Partnership will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee; or

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. The Plum Creek Operating Partnership anticipates that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names,

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form, and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

The Plum Creek Operating Partnership understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

The Plum Creek Operating Partnership will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Plum Creek Operating Partnership, the trustee or any other agent of the Plum Creek Operating Partnership or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The Plum Creek Operating Partnership expects that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. It also expects that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” It also expects that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, the Plum Creek Operating Partnership will appoint an eligible successor depositary. If it fails to appoint an eligible successor depositary within 90 days, the Plum Creek Operating Partnership will issue the debt securities in definitive form in exchange for the registered global security. In addition, the Plum Creek Operating Partnership may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, the Plum Creek Operating Partnership will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

The Plum Creek Operating Partnership may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The Plum Creek Operating Partnership will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Banking, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

The Plum Creek Operating Partnership can discharge or defease its obligations under the indenture as set forth below.

The Plum Creek Operating Partnership may discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). The Plum Creek Operating Partnership may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership may, at its option, discharge any and all of its obligations to holders of any series of debt securities at any time (“defeasance”). If defeasance occurs, the Plum Creek Operating Partnership shall be deemed to have paid and discharged all amounts owed under the debt securities, and the indenture shall cease to be of further effect as to the debt securities and the guarantees, except that:

(1)	Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on the debt securities, from the funds deposited for that purpose (as explained below);

(2)	The Plum Creek Operating Partnership’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities;

(3)	The trustee will retain its rights, powers, duties, and immunities, and the Plum Creek Operating Partnership will retain its obligations in connection therewith; and

(4)	Other defeasance provisions of the indenture will remain in effect.

In addition, unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership also may, at its option, be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and it may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). If covenant defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to the Plum Creek Operating Partnership described under “Events of Default” will no longer constitute Events of Default with respect to the debt securities. The Plum Creek Operating Partnership may exercise defeasance regardless of whether it previously exercised covenant defeasance. The Plum Creek Operating Partnership may effect defeasance and covenant defeasance only if, among other things:

•

it irrevocably deposits with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•

it delivers to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities.

In the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or on a change in U.S. federal income tax law occurring after the date of the indenture.

Modification of the Indenture

The indenture provides that the Plum Creek Operating Partnership and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of the Plum Creek Operating Partnership’s obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•

change, eliminate or add provisions to the indenture; provided, however, that any such change, elimination or addition shall not apply to any debt securities of any series outstanding prior to such change, elimination or addition.

The indenture also provides that the Plum Creek Operating Partnership and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. The Plum Creek Operating Partnership and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indentures. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of the Plum Creek Operating Partnership, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee, and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no founder and no past, present or future partner, officer or director, of the Plum Creek Operating Partnership or any successor partnership in their capacity as such shall have any individual liability for any of the Plum Creek Operating Partnership’s obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

General

Under its charter, Plum Creek may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock offered by any prospectus supplement, and the extent, if any, to which these general provisions may apply to the class or series of preferred stock so offered will be described in the prospectus supplement. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, a certificate of designation relating to a specific class or series of preferred stock, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement which includes this prospectus at or prior to the time of issuance of such series of preferred stock.

As of September 30, 2011, Plum Creek’s charter authorized the issuance of 525,634,567 shares of capital stock, of which 75,000,000 shares were classified as preferred stock. As of September 30, 2011, there were no shares of preferred stock issued and outstanding. The board of directors of Plum Creek is authorized to issue shares of preferred stock, in one or more classes or series, and may classify and reclassify any of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Delaware General Corporation Law and Plum Creek’s charter.

The Plum Creek board of directors is authorized to determine for each class or series of preferred stock, and the prospectus supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto:

•	the designation of such shares and the number of shares that constitute such class or series;

•

the dividend rate (or the method of calculation thereof), if any, the type of dividend (e.g., cash or payment in kind) on the shares of such class or series, and the priority as to payment of dividends with respect to other classes or series of capital stock of Plum Creek;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•

the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Plum Creek and any other rights of the shares of such class or series upon any liquidation or winding up of Plum Creek;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Plum Creek;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other equity securities of Plum Creek;

•	whether the shares of such class or series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to such class or series of preferred stock; and

•

the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Plum Creek’s charter and Delaware law.

Convertibility

No class or series of preferred stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

Holders of shares of preferred stock, are entitled to receive, when and as declared by Plum Creek’s board of directors, out of funds legally available therefore, dividends payable at such dates and at such rates, if any, as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each class or series of preferred stock that may be issued and sold pursuant hereto will rank junior as to dividends to any class or series preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Plum Creek has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Plum Creek may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Plum Creek.

Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred stock that may be issued and sold pursuant hereto, no dividends (other than dividends payable in common stock or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Plum Creek (except by conversion into or exchange for other capital stock of Plum Creek ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

•

if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

•

if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any junior or parity preferred stock or common stock may be converted into or exchanged for stock of Plum Creek ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

No class or series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

Unless otherwise set forth herein or in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding up of Plum Creek, the holders of shares of each class or series of preferred stock that may be issued and sold pursuant hereto are entitled to receive out of assets of Plum Creek available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Plum Creek’s capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Plum Creek, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a class or series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Plum Creek. For these purposes, neither a consolidation nor a merger of Plum Creek with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Plum Creek.

Voting Rights

Holders of preferred stock that may be issued and sold pursuant hereto will not have any voting rights except as set forth below or in the applicable prospectus supplement or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Plum Creek at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right of the holders of such preferred stock to vote for directors. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock that may be issued and sold pursuant hereto will have one vote for each share held.

So long as any shares of any class or series of preferred stock remain outstanding, Plum Creek shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Plum Creek upon which like voting rights have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

•

amend, alter or repeal the provisions of Plum Creek’s charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Miscellaneous

The holders of preferred stock will have no preemptive rights. The preferred stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefore, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Plum Creek shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Plum Creek. The accompanying prospectus supplement will describe any material contractual restrictions on such dividend payments.

No Other Rights

The shares of a class or series of preferred stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement or Plum Creek’s charter or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each class or series of preferred stock that may be issued and sold pursuant hereto will be designated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

As of September 30, 2011, Plum Creek’s charter authorizes the issuance of up to 525,634,567 shares of capital stock with a par value of $0.01 per share, of which 300,634,566 shares were classified as common stock. As of September 30, 2011, there were 161,572,455 shares of common stock issued and outstanding. In addition, as of September 30, 2011, 6,148,000 shares of common stock were collectively reserved for issuance under Plum Creek’s employee benefit plans. The common stock is traded on the New York Stock Exchange under the symbol “PCL.” Computershare Investor Services serves as transfer agent and registrar of the common stock.

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Plum Creek’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of Plum Creek’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Restrictions on Ownership and Transfer of Common and Preferred Stock

In order for Plum Creek to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined by the Internal Revenue Code. Also, shares of Plum Creek’s capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter taxable year.

To protect Plum Creek from losing its status as a REIT, its certificate of incorporation, subject to some exceptions, provides that no person, other than the individuals designated in its certificate of incorporation and their affiliates, may beneficially own more than the Ownership Limit of Plum Creek’s shares of capital stock. “Ownership Limit” means the provisions in Plum Creek’s certificate of incorporation that prohibit ownership either directly or under the applicable attribution rules of the Internal Revenue Code of (a) with respect to the common stock, more than 9.8% of the lesser of (1) the total number of shares of common stock outstanding, or (2) the value of the outstanding shares of common stock, or (b) with respect to the preferred stock, more than 9.8% of the lesser of (1) the total number of shares of preferred stock outstanding, or (2) the value of the outstanding shares of preferred stock, by any stockholder unless such ownership limit is specifically waived by the Plum Creek’s board of directors, as more specifically described below.

Any transfer of shares of Plum Creek capital stock is null and void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

•	cause any person to beneficially own shares of Plum Creek’s capital stock in excess of the Ownership Limit not otherwise permitted as provided above;

•	result in the shares of Plum Creek’s capital stock being owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Internal Revenue Code;

•	result in Plum Creek being “closely held” within the meaning of section 856(h) of the Internal Revenue Code;

•	result in Plum Creek failing to qualify as a “domestically controlled REIT” within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

•	otherwise cause Plum Creek to fail to qualify as a REIT.

The restriction on transferability and ownership described above which prohibits any person from beneficially owning shares of Plum Creek’s capital stock in excess of the Ownership Limit will not apply if Plum Creek’s board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to the limit, provided that:

•

Plum Creek’s board of directors obtains representations and undertakings as are reasonably necessary to ascertain that the acquiror’s beneficial ownership or constructive ownership of shares of capital stock will not at that time or in the future result in any of the other situations described above; and

•

the acquiror agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that Plum Creek’s board of directors may impose at the time of waiver with respect to the acquiror will result in the conversion of these shares in excess of the original limit applicable to the acquiror into shares of excess stock.

If any purported transfer of Plum Creek’s capital stock or other event resulting in an increase in any holder’s percentage interest in common stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause Plum Creek to be disqualified as a REIT, then the purported transferee or holder will not acquire or will cease to own, as the case may be, the number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow Plum Creek to remain qualified as a REIT. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Plum Creek. Automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer or event. Upon the occurrence of a conversion of shares of capital stock into an equal number of shares of excess stock, such excess stock shall be automatically retired and canceled, without any action required by Plum Creek’s board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of capital stock from which this excess stock was converted and may be reissued by Plum Creek as that particular class or series of capital stock.

As soon as practical after the transfer of shares of excess stock to the trust, the trustee of the trust, who shall be designated by Plum Creek, will be required to designate one or more persons who could own excess shares without violating the Ownership Limit or causing Plum Creek to be disqualified as a REIT and to sell excess shares to these permitted transferees. Upon the trustee’s designation and sale of the excess stock to the permitted transferee, shares of excess stock will automatically convert into an equal number of shares of capital stock of the same class and series from which the excess stock was converted. Upon the occurrence of a conversion of shares of excess stock into an equal number of shares of capital stock, shares of excess stock shall be automatically retired and canceled, without any action by Plum Creek’s board of directors, and shall be restored to the status of authorized but unissued shares of excess stock and may be reissued by Plum Creek as excess stock. However, if the transfer of excess stock to a purported permitted transferee would or does violate any of the transfer restrictions set forth above, this transfer shall be void as to that number of shares of excess stock that cause the violation of this restriction when shares are converted into shares of capital stock and the purported permitted transferee shall be deemed to be a prohibited owner and shall acquire no rights in these shares of excess stock or Plum Creek’s capital stock. Shares of Plum Creek’s capital stock shall be automatically converted into excess stock and transferred to the trust from which they were originally transferred.

Any prohibited owner shall be entitled, following acquisition of the shares of excess stock and the subsequent designation and sale of excess stock to a permitted transferee, to receive from the trustee sales proceeds received by the trust for the excess shares. The proceeds of a sale are calculated according to a formula in Plum Creek’s certificate of incorporation.

In addition, excess shares held in the trust shall be deemed to have been offered for sale to Plum Creek, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created the excess stock or market value. Plum Creek shall have the right to accept this offer for a period of 90 days.

All certificates representing shares of common stock and preferred stock shall bear a legend referring to the restrictions described above.

Plum Creek is required to keep records that disclose the actual ownership of its outstanding shares of capital stock. Accordingly, in order to comply with these record keeping requirements, any person who beneficially owns more than 3% of the outstanding shares of any class or series of Plum Creek’s capital stock, or the lower percentages as are then required pursuant to regulations under the Internal Revenue Code, is required to provide to Plum Creek, by January 31st of each year, a written statement or affidavit stating the name and address of the beneficial owner, the number of shares beneficially owned by the beneficial owner and a description of how the shares are held. In addition, each record and beneficial owner of Plum Creek’s capital stock shall, upon demand, be required to disclose to Plum Creek in writing the information Plum Creek may request in order to determine its status as a REIT and to ensure compliance with the Ownership Limit. In addition, the individuals designated in Plum Creek’s certificate of incorporation and their affiliates shall promptly notify Plum Creek upon any transfer of its capital stock.

The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price.

PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK

Under Delaware law, an acquirer of 15% or more of Plum Creek’s voting stock must wait three years before engaging in a business combination with Plum Creek unless one of the following exceptions is available:

•	approval by Plum Creek’s board of directors prior to the time the acquiror became a 15% holder of Plum Creek’s voting stock;

•	achieving an ownership level of at least 85% of Plum Creek’s voting stock in the transaction in which the acquiror became a 15% holder of Plum Creek’s voting stock; or

•	approval of the business combination by Plum Creek’s board of directors and at least two-thirds of Plum Creek’s disinterested holders of Plum Creek’s voting stock.

Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to Plum Creek.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

If it elects to offer fractional interests in shares of preferred stock, Plum Creek will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. Plum Creek will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between Plum Creek and a bank or trust company selected by Plum Creek. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with Plum Creek, that it is not feasible to make such distribution. If this occurs, the depositary may, with Plum Creek’s approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that Plum Creek may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by depositary receipts.

Redemption of Depositary Shares

Whenever Plum Creek redeems shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. Plum Creek will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on the part of Plum Creek to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (a) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (b) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendments

Plum Creek and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that

(b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

Plum Creek may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	Plum Creek has liquidated, terminated or wound up its business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

The depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the depositary shall have delivered to Plum Creek a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

Plum Creek will pay all fees, charges and expenses of the depositary including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to Plum Creek, and Plum Creek may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from Plum Creek that are delivered to the depositary and that Plum Creek is required by law, the rules of an applicable securities exchange or Plum Creek’s restated certificate of incorporation to furnish to the holders of the preferred stock. Neither Plum Creek nor the depositary will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit

Agreement limits Plum Creek’s obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither Plum Creek nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting them to do so furnish them with satisfactory indemnity. In performing their obligations, Plum Creek and the depositary may rely upon the written advice of their counsel or accountants, on any information that competent people provide to them and on documents that they believe are genuine.

DESCRIPTION OF WARRANTS

Plum Creek may issue warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between Plum Creek and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

General. Reference is made to the applicable prospectus supplement for the terms of warrants in respect of which this prospectus is being delivered, the warrant agreement relating to such warrants and the warrant certificates representing such warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the date, if any, on and after which such warrants and related offered securities will be separately tradeable;

•	the offering price of such warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	a discussion of the material United States federal income tax considerations applicable to the ownership or exercise of warrants;

•	call provisions of such warrants, if any;

•	any other terms of the warrants;

•	anti-dilution provisions of the warrants, if any; and

•	information relating to any preferred stock purchasable upon exercise of such warrants.

The warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Warrants. Each warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby.

Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Plum Creek will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of stock warrants.

PLAN OF DISTRIBUTION

Plum Creek may sell common stock, preferred stock, depositary shares or warrants, and the Plum Creek Operating Partnership may sell any series of debt securities, in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Plum Creek or the Plum Creek Operating Partnership from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Plum Creek or the Plum Creek Operating Partnership will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Plum Creek or the Plum Creek Operating Partnership to one or more institutional purchasers, or through agents designated by Plum Creek or the Plum Creek Operating Partnership from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commission payable by Plum Creek or the Plum Creek Operating Partnership to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with Plum Creek or the Plum Creek Operating Partnership to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for Plum Creek or the Plum Creek Operating Partnership in the ordinary course of business.

Other than Plum Creek’s common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or the Nasdaq Stock Market. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Plum Creek or the Plum Creek Operating Partnership sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a market for the offered securities.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain federal income tax consequences relating to our taxation and qualification as a REIT. The information in the discussion below is based on current provisions of the Internal Revenue Code, final, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as otherwise indicated, no advance ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Plum Creek, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement.

General

Under federal income tax law, if certain detailed conditions imposed by the Internal Revenue Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate may elect to be treated as a REIT for federal income tax purposes. These conditions relate, in part, to the nature of the entity’s assets and income. Provided Plum Creek qualifies to be subject to tax as a REIT, it will generally not be subject to federal corporate income tax on taxable income that it distributes currently to stockholders. This treatment substantially eliminates “double taxation.” Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.

Plum Creek has elected to be treated for tax purposes as a REIT commencing with its taxable year ending on December 31, 1999. Plum Creek believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in such a manner as to qualify as a REIT. Plum Creek has, however, as described more fully under “Income Tests” below, received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests discussed below, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests.

Plum Creek has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, to the effect that commencing with the tax year that ended on December 31, 1999, Plum Creek has been organized in conformity with the requirements for qualification and taxation as a REIT and its proposed method of operation would enable Plum Creek to continue to meet the requirements for qualification as a REIT. The opinion is based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise Plum Creek or holders of Plum Creek securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. Qualification and taxation as a REIT will depend upon Plum Creek’s ability to meet on an ongoing basis (through actual annual operating results, its asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of Plum Creek’s operations for any particular taxable year will satisfy such requirements, and an opinion of counsel is not binding upon the Internal Revenue Service. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify as a REIT.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations relating to the taxation of REITs and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the federal income tax treatment of a REIT. This summary is based on current United States law, including the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

Provided Plum Creek qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that Plum Creek currently distributes to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Under current law, stockholders who are individuals are subject to tax on qualified corporate dividends at a maximum rate of 15% (the same as long-term capital gains), for the 2003 through 2012 tax years rather than the maximum 35% rate applicable to ordinary income, thereby substantially reducing though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from Plum Creek or from other entities that are subject to tax as REITs may continue to be subject to tax at rates applicable to ordinary income, which, under current law, will be as high as 35% through 2012. Nevertheless, Plum Creek’s dividends generally qualify as capital gain dividends, which are subject to tax at a current maximum rate of 15% for individual stockholders. Plum Creek will, however, be subject to federal income tax under certain circumstances, including the following:

•

Plum Creek will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “—Annual Distribution Requirements” with respect to its ability to elect to treat as having been distributed to stockholders certain of its capital gains upon which it has paid taxes, in which event the taxes that Plum Creek has paid with respect to such income would be available as a credit or refund to stockholders;

•	Plum Creek may be subject to the “alternative minimum tax” on certain of its items of tax preference;

•

If Plum Creek has (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Plum Creek will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

•

Plum Creek will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business;

•

If Plum Creek fails to satisfy the 75% gross income test or the 95% gross income test as discussed below, but Plum Creek has maintained its qualification as a REIT because certain other requirements have been met, Plum Creek will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Plum Creek fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability;

•

If Plum Creek should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Plum Creek may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

•

Plum Creek will be required to pay a 4% excise tax on the amount by which its annual distributions to stockholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income Plum Creek elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which Plum Creek elected to retain and pay tax on;

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the Internal Revenue Service successfully adjusts the reported amounts of these items; and

•

If Plum Creek acquires an asset from a corporation that was subject to tax under subchapter C of the Internal Revenue Code in a transaction in which the adjusted tax basis of the asset in the hands of Plum Creek is determined by reference to the adjusted tax basis of the asset in the hands of the transferor corporation, then under Treasury Regulations, the transferor corporation would generally be required to recognize any built-in gain that would have been realized if it had sold all of its assets at their respective fair market values and immediately liquidated on the day before the date of the transfer. The regulations provide, however, that in lieu of taxation of the transferor corporation as described immediately above, Plum Creek may make an irrevocable election to be subject to tax at the highest regular corporate tax rate then applicable on the built-in gain recognized upon a subsequent disposition of any such assets during the ten-year period following their acquisition from the transferor corporation. The Internal Revenue Service has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands) will not be subject to the built-in gains tax. Thus, Plum Creek would not be subject to the built-in gains tax on the income it derives from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

Requirements for Qualification

Plum Creek has elected to be treated as a REIT beginning with its taxable year ended December 31, 1999. In order to continue to qualify as a REIT, Plum Creek must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

Organizational Requirements

Plum Creek’s stock must be held by at least 100 persons and no more than 50% of the value of its capital stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined for these purposes) at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as an individual. Plum Creek must satisfy these stock ownership requirements in its second taxable year and in each subsequent taxable year. Plum Creek’s certificate of incorporation provides for certain restrictions regarding the transfer of its capital stock in order to aid in meeting the stock ownership requirements, but these restrictions cannot ensure that Plum Creek will in all cases comply with these ownership requirements.

To monitor its compliance with the stock ownership requirements, Plum Creek is required to maintain records regarding the actual ownership of its stock. To do so, Plum Creek must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of its records. A stockholder who fails or refuses to comply with the demand must submit a statement with its federal income tax return disclosing the actual ownership of the stock and certain other information.

Income Tests

In order to maintain qualification as a REIT, Plum Creek must annually satisfy two gross income requirements. First, for each taxable year Plum Creek must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from “prohibited transactions”) from investments relating to real property or mortgages on real property (including “rents from real property” and “gain from the sale or other disposition of real property”) other than property held primarily for sale to customers in the ordinary course of business or from certain types of temporary investments. Second, for each taxable year Plum Creek must derive, directly or indirectly, at least 95% of its gross income (excluding gross income from “prohibited transactions”) from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

In addition, if Plum Creek should realize any net income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which Plum Creek is a partner) then such income would be treated as income from a “prohibited transaction” and would not count towards satisfying the 95% and 75% gross income tests. Such income would also be subject to a 100% penalty tax. Plum Creek attempts to conduct any activities that could give rise to a prohibited transaction through its taxable REIT subsidiaries. For example, the manufacture and sale of wood products, certain types of timberland sales, and sales of logs are conducted through one or more taxable REIT subsidiaries. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Because of the inherently factual nature of the determination, Plum Creek may not always be successful in limiting such activities to its taxable REIT subsidiaries. Thus, it could be subject to the 100% prohibited transaction tax if such activities were conducted by the REIT.

Under the Code, sales of timberlands that satisfy certain requirements specified in the Code would not constitute a prohibited transaction. The principal requirements that have to be satisfied are that (i) the property sold was held by Plum Creek for not less than two years in connection with Plum Creek’s timber business, (ii) the timberlands sold during a tax year cannot have either an aggregate tax basis that exceeds 10 percent of the aggregate tax bases of all of Plum Creek’s assets, or an aggregate fair market value that exceeds 10 percent of the aggregate fair market value of all of Plum Creek’s assets, as of the beginning of the relevant tax year, (iii) Plum Creek’s expenditures with respect to the timberlands for the two years prior to the sale may not exceed certain specified limits; (iv) substantially all of the marketing expenditures with respect to the property must be made through an independent contractor, and (v) the sales price must not have a profit contingency related to the sold property. Plum Creek intends to conduct its activities so that its sales of timberlands (other than those undertaken by its taxable REIT subsidiaries) qualify for this safe harbor.

Rents that Plum Creek receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. Substantially all of the rental income that Plum Creek has received in the past and is anticipated to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of ways through its properties. It is anticipated that any income Plum Creek receives from such leases and properties will constitute “rents from real property” under the applicable rules. While it is not expected that Plum Creek will receive a substantial amount of rental income, Plum Creek will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

Plum Creek expects to derive a substantial portion of its income from sales of standing timber to certain of its taxable REIT subsidiaries pursuant to timber cutting contracts under section 631(b). Provided that certain requirements are satisfied, income from sales of standing timber under these contracts will generally be treated as income from sales of interests in real property and therefore as qualifying income under the REIT 75% and 95% gross income tests. Plum Creek has received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the Internal Revenue Service expressly relied upon a representation from Plum Creek that its disposals of timber pursuant to these timber cutting contracts will qualify as disposals of timber under section 631(b) of the Internal Revenue Code. In connection with this representation, Plum Creek has received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, substantially to the effect that its disposal of timber pursuant to these timber cutting contracts will qualify for treatment under section 631(b) of the Internal Revenue Code.

If Plum Creek fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Plum Creek may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

•	Plum Creek’s failure to meet such tests was due to reasonable cause and not due to willful neglect; and

•	Plum Creek attaches a schedule of the sources of its income to its federal income tax return.

It is not possible, however, to state whether in all circumstances Plum Creek would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

The Treasury Regulations provide that if Plum Creek is a partner in a partnership, it will be deemed to own its proportionate share of the assets of the partnership, and it will be deemed to be entitled to its proportionate share of the gross income of the partnership. In addition, the character of the assets and gross income of the partnership generally retains the same character in its hands for purposes of satisfying the gross income tests and the asset tests.

Asset Tests

At the close of each quarter of its taxable year, Plum Creek must satisfy the following three tests relating to the nature of its assets:

•

at least 75% of the value of its total assets must be represented by real estate assets including (1) its allocable share of real estate assets held by partnerships in which Plum Creek owns an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering, cash, cash items and government securities;

•	not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and

•

of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Plum Creek may not exceed 5% of the value of its total assets, and Plum Creek may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the value of the outstanding securities of any one issuer.

The 5% and 10% asset limitations described above do not apply to wholly owned qualified REIT subsidiary corporations, or to electing taxable REIT subsidiary corporations. The value of stock held by a REIT in taxable REIT subsidiary corporations may not, however, exceed, in the aggregate, 25% (20% for taxable years 2008 and earlier) of the value of a REIT’s total assets.

As of the date of this prospectus, substantially more than 75% of the fair market value of the assets indirectly owned by Plum Creek through the Plum Creek Operating Partnership will consist of timberlands owned in fee, and Plum Creek expects that, at all times after the date of this prospectus, substantially more than 75% of the assets owned by it directly and indirectly through the Plum Creek Operating Partnership will consist of fee ownership of timberland. Accordingly, Plum Creek believes that it will be able to meet the 75% test described above on a going forward basis.

The Plum Creek Operating Partnership owns indirectly all of the outstanding stock of its various corporate subsidiaries that are engaged in the business of purchasing and harvesting timber and manufacturing timber products. These corporate subsidiaries were formed, as part of the conversion of Plum Creek from a partnership to a REIT, to own and operate businesses that Plum Creek, as a REIT, would not be permitted to own and operate directly. Through its ownership interest in the Plum Creek Operating Partnership, Plum Creek is considered to own its pro rata share (which as of the date of this prospectus is 100%) of the stock of such corporate subsidiaries held by the Plum Creek Operating Partnership. Plum Creek has jointly elected with its corporate subsidiaries to treat such subsidiaries as taxable REIT subsidiaries.

The percentage limitations on the ownership of securities described above must generally be met for any quarter in which Plum Creek acquires securities of the issuer. Thus, this requirement must be satisfied not only on the date Plum Creek acquires securities of each of the corporate subsidiaries but also each time Plum Creek increases its ownership of securities of any corporate subsidiaries, including as a result of its interest in the Plum Creek Operating Partnership, the exercise by the partners of their exchange rights or otherwise. Although Plum

Creek will take steps to ensure that it satisfies these tests for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful or will not require Plum Creek to reduce its overall interest in one or more of the corporate subsidiaries. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to Plum Creek’s REIT status is based on the assumption of continued compliance with these tests.

If Plum Creek fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Plum Creek to lose its REIT status if (1) Plum Creek satisfied all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (2) of the preceding sentence were not satisfied, Plum Creek could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose. In addition, the Code includes relief provisions that permit REITs to maintain REIT qualification notwithstanding certain violations of the asset requirements.

One such provision allows a REIT which fails one or more of the asset requirements to maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests, A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000 and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

No assurance can be given that these relief provisions would be available for Plum Creek in the event of a failure to satisfy the asset requirements, in which case Plum Creek could fail to qualify as a REIT. See “—Failure to Qualify.”

Annual Distribution Requirements

In order to qualify as a REIT, Plum Creek is required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Plum Creek timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Plum Creek does not distribute (or Plum Creek is not treated as having distributed) all of its capital gain or Plum Creek distributes (or Plum Creek is treated as having distributed) at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, Plum Creek will be subject to tax on the undistributed income at regular corporate tax rates. If Plum Creek should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income that Plum Creek elects to retain and pay tax on as provided for below) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which Plum Creek elected to retain and pay tax on), Plum Creek would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Plum Creek may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

•	Plum Creek would be required to pay the tax on such gains at regular corporate tax rates;

•

its stockholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by Plum Creek; and

•

the basis of a stockholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by Plum Creek which was included in income by the stockholder).

It is possible that Plum Creek, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If Plum Creek encounters this situation, it may elect to retain the capital gain and pay the tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, Plum Creek may find it necessary to arrange for short or possibly long-term borrowings, issue equity, or sell assets. Alternatively, under certain circumstances, the Internal Revenue Service has ruled that a REIT may declare a dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to a limitation. In such case, for federal income tax purposes, the dividend will be subject to tax whether paid all in cash, all in stock or a combination of stock and cash and the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Under certain circumstances, Plum Creek may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Plum Creek may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Plum Creek will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If Plum Creek fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Plum Creek fails to qualify as a REIT will not be deductible by Plum Creek nor will they be required to be made. As a result, cash available for distribution to stockholders would be significantly reduced. In addition, if Plum Creek fails to qualify as a REIT, generally distributions to individual stockholders will be subject to tax at a maximum rate of 15% through 2012, to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Plum Creek will also be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Plum Creek would be entitled to such statutory relief.

Tax Aspects of Plum Creek’s Ownership of Interests in the Operating Partnership

As of the date of this prospectus, substantially all of Plum Creek’s assets are held indirectly through the Plum Creek Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, has delivered an opinion, substantially to the effect that the Plum Creek Operating Partnership will not be classified as an association subject to tax as a corporation, but will instead be classified as either (1) a disregarded entity if Plum Creek owns 100% of its membership interests directly or indirectly through one or more of its wholly owned subsidiaries, or (2) a partnership if, in addition to Plum Creek at least one other person that is unrelated to Plum Creek or that is not, directly or indirectly, a 100% owned disregarded entity, owns an interest in the Plum Creek Operating Partnership. Accordingly, Plum Creek will include in its income its proportionate share of the foregoing items of the Plum Creek Operating Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Plum Creek will include its proportionate share of assets held through the Plum Creek Operating Partnership.

Other Taxes

Plum Creek, the Plum Creek Operating Partnership, any of its subsidiaries, or its stockholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which they transact business, own property, or reside. The state, local or foreign tax treatment of Plum Creek and its stockholders in those jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective holders of Plum Creek stock should consult their tax advisors regarding the effect of foreign, state and local tax laws upon the ownership and disposition of Plum Creek stock in light of their individual investment circumstances.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Plum Creek or the Plum Creek Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of the particular securities is completed (other than information in such documents that is deemed not to be filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Our Current Reports on Form 8-K filed February 10, 2011 and May 5, 2011.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101

Attention: Director of Investor Relations

Telephone No.: 1-800-858-5347

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

Certain tax matters will be passed upon for Plum Creek by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the securities offered hereby will be passed upon for Plum Creek and for the Plum Creek Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. appearing in Plum Creek Timber Company, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of Plum Creek Timber Company, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

14,100,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

October     , 2013

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Co-Managers

Mitsubishi UFJ Securities	Piper Jaffray	RBS

Rabo Securities	The Williams Capital Group, L.P.